EXHIBIT 10.7

SAG MOTION PICTURE CONTRACT – WEEKLY PERFORMER

AGREEMENT made as of April 14, 2004, as revised May 6, 2004, between OUT OF THE BLUE PRODUCTIONS, LLC  (“Producer”), a Screen Actors Guild signatory, 9300 Wilshire Boulevard, Suite 508, Beverly Hills, California 90212, Attention:  Gray Frederickson, and GABRIELLE REECE (“Artist”), c/o Creative Artists Agency, 9830 Wilshire Boulevard, Beverly Hills, California 90210, Attention:  Christian Troy (Telephone 310-288-4545; Fax 310-288-4800; Email ctroy@caa.com) (the “Agreement”).

Re:                               “CLOUD 9” (Working Title)

This will confirm the agreement (“Agreement”) between Producer and Artist with respect to the acting and related services of Artist in and in connection with the Picture, as follows:

A.                                 Conditions Precedent:  Notwithstanding anything to the contrary contained in this Agreement, Producer’s obligations under this Agreement are subject to the fulfillment of all of the following conditions (each, a “Condition Precedent” and collectively, “Conditions Precedent”):

I.                                         Producer’s receipt of copies of this Agreement executed by Artist;

II.                                     Artist’s providing Producer with all documents which may be required by any government agency or otherwise for Artist to render services hereunder for the full period during which such services may be required by Producer, including, without limitation, if applicable, a completed (to Producer’s satisfaction) INS Form I-9 (Employment Eligibility Verification Form), original documents establishing Artist’s employment eligibility and any and all other visas, work permits and other documents establishing Artist’s right to enter and work in the applicable jurisdiction(s);  and

III.                                 Artist’s qualifying for all insurance which Producer deems necessary (e.g., life, health, accident and/or cast insurance) at customary rates and subject only to customary exclusions and deductible amounts (if any).

As of the date hereof the conditions in Paragraphs A.II and A.III above are deemed satisfied.

1.                                       EMPLOYMENT:  Producer hereby employs Artist and Artist agrees to perform services as a performer in the role currently known as “Christina” in the feature length theatrical motion picture currently entitled “CLOUD 9” (the “Picture”).  Picture principal photography is currently scheduled to commence on or about April 19, 2004.  The start date for Artist’s services is currently contemplated to be April 21, 2004 (it being understood and agreed that Artist’s services will continue for the period of April 21-22, 2004, then be dropped until May 10, 2004, resume on May 10, 2004 for the period of May 10-13, 2004, then be dropped until May 29, 2004 and resume for the period of May 29 or 30, 2004).  It is understood that, subject to Artist’s professional availability, Artist may be required to render reasonable preparatory services prior to the start date for Artist’s services.

2.                                       COMPENSATION

(a)                                  Upon condition that Artist faithfully performs all of the material terms and conditions of this Agreement in connection with the Picture, and subject to Producer’s usual and customary rights of suspension and/or termination in the event of Artist’s uncured material breach or incapacity, or the occurrence of an event of force majeure, Producer shall pay Artist on a pay-or-play basis (in accordance with Paragraph 11 below) an amount equal to one hundred ten percent (110%) of the applicable minimum low budget scale for two (2) non-consecutive work or production weeks pursuant to the 2001 Screen Actors Guild Basic Agreement (“SAG Agreement”) (i.e., One Thousand Six Hundred Twenty Dollars [$1,620] per week plus ten percent [10%] agency commission of One Hundred Sixty-Two Dollars [$162], or an aggregate total of Three Thousand Five Hundred Sixty-Four Dollars [$3,564]) (“Guaranteed Compensation”), which amount shall include payment for Artist’s services for two (2) non-consecutive work or production weeks in the Los Angeles metropolitan area scheduled to on April 19, 2004 and be completed on May 30, 2004 (“Guaranteed Period”) pursuant to the schedule set forth in Paragraph 1 above.  The Guaranteed Compensation shall be payable on a weekly basis, as and when Artist renders services hereunder.  If Artist’s services are used in work days in excess of the Guaranteed Period, Producer shall pay Artist additional compensation on a pro rata daily basis.  In addition to the Guaranteed Compensation, subject to the following conditions, Producer shall pay Artist the following bonus on box office receipts on a cumulative basis:

[1]                                  If the United States and Canada box office receipts in the aggregate for the Picture as reported in Daily Variety (or a comparable publication) equal or exceed Eight Million Five Hundred Thousand Dollars ($8,500,000), Producer shall pay Artist a bonus of Twenty-Five Thousand Dollars ($25,000) within ten (10) business days after Daily Variety (or a comparable publication) reports such box office receipts.

[2]                                  If the United States and Canada box office receipts in the aggregate for the Picture as reported in Daily Variety (or a comparable publication) equal or exceed Ten Million Five Hundred Thousand Dollars ($10,500,000), Producer shall pay Artist an additional bonus of Twenty-Five Thousand Dollars ($25,000) within ten (10) business days after Daily Variety (or a comparable publication) reports such box office receipts.

[3]                                  If the United States and Canada box office receipts in the aggregate for the Picture as reported in Daily Variety (or a comparable publication) equal or exceed Twelve Million Dollars ($12,000,000), Producer shall pay Artist an additional bonus of Thirty-Seven Thousand Five Hundred Dollars ($37,500) within ten (10) business days after Daily Variety (or a comparable publication) reports such box office receipts.

[4]                                  If the United States and Canada box office receipts in the aggregate for the Picture as reported in Daily Variety (or a comparable publication) equal or exceed Thirteen Million Thousand Dollars ($13,000,000), Producer shall pay Artist an additional bonus of Thirty-Seven Thousand Five Hundred Dollars ($37,500) within ten (10) business days after Daily Variety (or a comparable publication) reports such box office receipts.

[5]                                  If the United States and Canada box office receipts in the aggregate for the Picture as reported in Daily Variety (or a comparable publication) equal or exceed Fourteen Million Thousand Dollars ($14,000,000), Producer shall pay Artist an additional bonus of Fifty Thousand Dollars ($50,000) within ten (10) business days after Daily Variety (or a comparable publication) reports such box office receipts.

[6]                                  If the United States and Canada box office receipts in the aggregate for the Picture as reported in Daily Variety (or a comparable publication) equal or exceed Fifteen Million Dollars ($15,000,000), Producer shall pay Artist an additional bonus of Fifty Thousand Dollars ($50,000) within ten (10) business days after Daily Variety (or a comparable publication) reports such box office receipts.

[7]                                  In no event shall the aggregate amount of such bonus payments exceed Two Hundred Twenty-Five Thousand Dollars ($225,000).

(b)                                 In addition to the Guaranteed Compensation and any applicable box office bonuses, Artist shall be paid an amount equal to two and one-half percent (2.5%) of one hundred percent (100%) of the “Net Profits.”  “Net Profits” shall be defined, accounted (including customary audit rights) and paid on a basis to be negotiated in good faith within customary industry parameters for performer’s of Artist’s stature in the motion picture industry, but such definition shall be no less favorable than the definition of “Net Profits” accorded to any other participation in “Net Profits” payable to individuals rendering or companies furnishing services in connection with the Picture.

(c)                                  Subject to Paragraph 6 below, behind-the-scenes footage, “making of” footage, and clips from the Picture and (subject to clearance from the owners thereof) from other motion pictures for which Artist has rendered services may be utilized in connection with such promotional films and trailers without additional compensation to Artist, provided that the use thereof shall be subject to Artist’s approval which shall not be unreasonably withheld or delayed.  For each foreign television use, supplemental market use, or other use (other than theatrical exhibition) of the Picture which contains the results and proceeds of Artist’s services, Artist shall be paid the minimum additional compensation, if any, required by the SAG Agreement.

(d)                                 Artist warrants and represents that Artist is eligible to be employed in the United States in compliance with the Immigration Reform & Control Act of 1986.  As a condition precedent to Artist’s receipt of any payment hereunder, Artist will complete the required I-9 form and will present such form to Producer along with the requisite documentation, as specified in the form, that Artist may be lawfully employed.

3.                                       CREDIT:

(a)                                  Artist shall be accorded credit in the form “With Gabrielle Reece,” on a single card in the main titles of the Picture if there are credits in the main titles (otherwise in the equivalent position in the end titles), with such credit to be immediately preceding the “And” credit accorded to the performer in the role of “Julie.”  It is understood that the main titles will appear at the beginning of the Picture, unless all credits accorded to any individual or entity appear at the end of the Picture.  The size, style, placement (as above or below the on-screen title only), and duration of such credit shall be no less favorable than the size, style, placement and duration of the credit accorded to the performer in the role of “Julie.”  Subject to the foregoing, Producer shall determine the size, placement, nature and all other characteristics of such billing in Producer’s sole discretion.  It is understood that the billing obligations set forth in this Paragraph 3 shall not be applicable if the results and proceeds of Artist’s services are not utilized in connection with the Picture.  Any inadvertent failure to comply with the billing requirements hereof shall not be deemed a breach of this Agreement.

(b)                                 Subject to customary exclusions, Artist shall be accorded billing of the same relative size and in the same position and form as hereinabove set forth in all paid advertisements (other than group advertisements [i.e., where more than one (1) Picture is advertised] and special advertisements [such as congratulatory advertisements and advertisements relating to prizes, awards, or personal appearances naming only the lauded or recognized individual]) issued by or under the control of Producer in connection with the Picture.  The size of Artist’s credit in such paid print advertisements shall be not less than the size of the credit accorded the performer in the role of “Julie” in such advertisements and no less favorable in all respects (specifically including style and placement before or after the billing block title) to the credit accorded to the performer in the role of “Julie” with respect to the Picture in such advertisements.  If the performer in the role of “Julie” receives credit above or otherwise in conjunction with an artwork title, then Artist shall similarly be accorded credit above or otherwise in conjunction with the artwork title (in accordance with the foregoing size, form and position requirements).  Artist shall receive Artist’s credit in the form and position specified in this Paragraph 3(b) in all “excluded ads” (other than award, nomination and congratulatory “excluded ads” which name only the person(s) receiving the award, nomination or congratulations) in which the performer in the role of “Julie” in connection with the Picture receives credit, in the size and position parameters set forth above.  Artist shall in any event receive Artist’s credit whenever the billing block appears.

(c)                                  It is understood that the billing obligations set forth in this Paragraph 3 shall not be applicable if the results and proceeds of Artist’s services are not utilized in connection with the Picture.  Any inadvertent failure to comply with the billing requirements hereof shall not be deemed a breach of this Agreement, and Artist’s sole remedy shall be for damages in an action at law, and Artist shall not be entitled to equitable relief, by way of injunction or otherwise; provided, however, that in the event of any failure or omission by Producer (or any third party) to accord proper credit, Producer shall, if Artist notifies Producer in writing of such failure or omission (specifying in such notice all information in Artist’s possession relative thereto), (i) correct such failure or omission if such failure or omission relates to a credit accorded by Producer, it being understood that any such correction shall be made only on a prospective basis, and/or (ii) use good-faith efforts to notify any applicable third party of their such failure or omission.  Producer shall use reasonable efforts to notify third parties of the credit provisions of this Agreement.

4.                                       MANNER OF SERVICE:  Artist shall devote Artist’s best talents, efforts and abilities in connection with Artist’s services and shall render services in a competent, artistic, timely and professional manner.  Artist shall render all services under Producer’s supervision, direction and control.  Artist shall comply promptly and faithfully with all of Producer’s reasonable instructions, directions, requests, rules and regulations.  If and when Producer requests and subject to Artist’s professional availability, Artist shall report for wardrobe fittings, photo sessions, hairdressing, make-up, production conferences and the making of stills.  Without limiting the foregoing, and subject to Artist’s approval (which shall not be unreasonably withheld or delayed), Artist shall be available for reasonable and customary publicity activities during the Guaranteed Period, and subject to Artist’s professional availability after the Guaranteed Period subject to the approval of Artist (which approval shall not be unreasonably withheld or delayed).

5.                                       DRESSING FACILITY; WARDROBE; NUDITY:  While Artist is rendering services in connection with the Picture, Producer shall provide Artist with a dressing facility which will be one-third (1/3) of a “three-banger.”  No performer other than Burt Reynolds or D.L. Hughley will receive a more favorable dressing facility or amenities, with the exception of those dressing facilities accommodating special needs (e.g., child care, the handicapped).  Producer shall supply “character” or “period” costumes, wardrobe and wearing apparel reasonably necessary for the portrayal of Artist’s part.  Producer has agreed there will be no nudity, body double, or simulated sex scenes for this character.

6.                                       OWNERSHIP RIGHTS AND RIGHTS TO EDIT:  Artist grants to Producer perpetually and exclusively all rights of any kind and character whatsoever in and to services and performances under this Agreement and in and to the results and proceeds of those services and performances.  Producer shall have the perpetual and exclusive right to reproduce and license others to reproduce, exhibit and/or distribute by any methods or combination of methods, any part or all of Artist’s acts, poses, appearances and voice in the Picture.  Artist agrees that Artist shall have no right, title or interest in or to the Picture or any material contained in the Picture, including without limitation the title, format and dialogue, regardless of any contributions made by Artist.  Any material written or created by Artist for Producer shall be considered a work made for hire.  Artist waives all moral rights of authors (droit moral) which the laws of any jurisdiction may now or later recognize, and the Picture may be edited, cut, modified and lengthened from time to time as its licensees and/or assignees elect.  Notwithstanding the foregoing, the use of the results and proceeds of Artist’s services in and in connection with the Picture are for this one motion picture only, and the use of any clips for any purpose (other than advertising, promotion, and publicity) shall be subject to obtaining any required consent from Artist which is required pursuant to the applicable provisions of the SAG Agreement.  Furthermore, subject to Article 33 of Schedule C to the SAG Agreement, Producer may “dub” Artist’s voice and/or use a double (subject to Paragraph 5 above) instead of Artist as and when Producer may elect to the extent permitted by the SAG Agreement.  Notwithstanding anything contained herein, Artist shall have a right of approval with respect to any public exhibition by Producer of any so-called “blooper,” “out-take,” or “behind-the-scenes” footage in which Artist recognizably appears and which is filmed in connection with the production of the Picture; provided, however, with respect to bloopers, out-takes, and “behind-the-scenes” footage, Artist will not unreasonably withhold any such approval or use any such right of approval to renegotiate the terms, or frustrate the purposes, of this Agreement.

7.                                       EXCERPTS; TRAILERS:  Producer may require Artist to perform in trailers for the Picture and may utilize film clips or sound track of Artist’s services in the Picture in trailers in perpetuity to promote the Picture, and Artist shall not be entitled to any additional compensation therefor, provided that if Artist renders such services on any day other than the work period specified in Paragraph 1 above, Artist shall receive the applicable minimum compensation pursuant to the SAG Agreement for such services.  Artist shall have the right to approve the use of Artist’s voice is used on a Picture soundtrack and, in the event of any such use, Artist shall be entitled to receive the applicable minimum royalty for such use pursuant to the SAG Agreement.

8.                                       EXHIBITION RIGHTS:  Producer shall have the unlimited, perpetual right throughout the world to exhibit the Picture in whole or in part in theaters, on television, in supplemental markets (as defined in the SAG Agreement), on the Internet, and by any and all other methods now known or discovered in the future, subject to the terms and conditions of this Agreement and of the SAG Agreement.  Without limiting the foregoing, Producer may make and use and authorize others to use the Picture for audition, file, and reference purposes, and for audience previews and other screenings.

9.                                       NAME AND LIKENESS:

(a)                                  Artist grants to Producer the exclusive perpetual right to use and to license the use of Artist’s name and likeness (subject to the approval rights in Paragraphs 9(b) and 9(c) below) in connection with the Picture and in the advertising, promotion, publicity or other exploitation thereof by any means now or hereafter known, provided, however, that in no event shall Artist’s name and likeness be used as a direct endorsement by Artist of any product or service.

(b)                                 Artist shall be entitled to approve the still photographs and likenesses of Artist used in the advertising and publicity materials (or any other permitted uses of photographs and likenesses) issued by or under the control of Producer in accordance with and subject to the following:

[1]                                  Still Approval.  Producer shall submit to Artist a reasonable number of still photographs (“Stills”) which Producer intends to use in connection with the advertising and/or publicity for the Picture.  Artist shall approve at least fifty percent (50%) of the Stills within six (6) business days after receipt thereof, or such shorter period (but not less than four [4] business days) as Producer may require due to marketing exigencies.  Artist’s failure to notify Producer of Artist’s disapproval of any Stills received by Artist within such six (6) business day (or shorter, if applicable) period shall be deemed to constitute Artist’s approval of the Stills submitted; provided, however, that if Artist approves fewer than fifty percent (50%) of the Stills so submitted, Producer may only deem approved by Artist such number of Stills as equal the difference between fifty percent (50%) and the percentage of Stills from such submission actually approved by Artist.  Producer shall submit a reasonable number of Stills each time.  Approvals apply to all permitted uses of Stills.

[2]                                  Likeness Approval.  Artist shall have the right to approve one hundred percent (100%) of all non-photographic likenesses (and an absolute right to approve all caricatures) of Artist for use in connection with Producer’s advertising and/or exploitation of the Picture.  If Artist disapproves a non-photographic likeness, then Artist will advise Producer of Artist’s specific objections to the disapproved non-photographic likeness within five (5) business days after submission thereof (or such shorter time period as Producer may require due to marketing exigencies, but not less than three [3] business days). Artist’s failure to notify Producer of Artist’s disapproval of any non-photographic likenesses received by Artist within such five (5) business day (or shorter, if applicable) period shall be deemed to constitute Artist’s approval of the non-photographic likenesses submitted.  If Artist disapproves a non-photographic likeness, Artist shall specify precisely which elements of Artist’s physical appearance (for example, nose, hair and eyes, as opposed to position or dimension) as presented in the non-photographic likeness Artist disapproves.  Producer shall thereafter continue to submit to Artist corrected likenesses and Artist shall approve or disapprove same (but strictly in accordance with the foregoing provisions of this Paragraph 9(b)[2]) until Artist approves such likeness; provided, however, that if due to Producer’s marketing exigencies and deadlines Producer does not have time to continue such resubmission process, then provided Artist has had at least two (2) opportunities to specify which elements of the likeness Artist disapproves and Producer has revised the likeness to correct such elements at least two (2) times, then upon such correction, such non-photographic likeness shall be deemed approved.  Once Artist approves or is deemed to have approved any non-photographic likenesses, it shall be deemed approved for all purposes in connection with the exploitation of the Picture (except purposes expressly prohibited by this Agreement).  Approvals apply to all permitted uses of likenesses.

(c)                                  The use of Artist’s name, voice and/or likeness in connection with merchandising, commercial tie-ins or soundtrack shall be subject to Artist’s prior written consent in each instance, except that (a) there shall be no express or implied endorsement, (b) any such use shall be in character only, (c) Producer agrees not to use Artist’s likeness in connection with any games, (d) Artist’s name, voice, or likeness shall not be used in connection with any alcohol, tobacco, firearms, undergarments, or personal hygiene products, and (e) Producer agrees not to use “look-a-likes” or “sound-a-likes” of Artist.  Subject to the previous sentence, if Artist’s name, voice and/or likeness is used in connection with any merchandising activities, Producer shall pay to Artist five percent (5%) of the net receipts (after deducting a fifty percent [50%] distribution fee plus Producer’s expenses) which Producer derives from such use.  Notwithstanding the foregoing, if the name and likeness of one or more persons, in addition to Artist, is used for any merchandising commitment and such other individual receives a royalty for such merchandising commitment, Artist’s aforesaid percentage shall be reduced to two and one-half percent (2-1/2%).  No royalty will be payable solely as a result of Artist’s name appearing in a list of cast credits on any merchandising.

10.                                 ASSIGNMENT AND LOANOUT OF SERVICES:  Producer may assign this Agreement in whole or in part to any person, firm, or corporation, provided, however, that no such assignment shall relieve Producer of any of its obligations hereunder.  Artist may not assign this Agreement or any of Artist’s rights and/or obligations hereunder.  At any time and from time to time Producer may lend Artist’s services hereunder to any person, firm, or corporation.

11.                                 PAY OR PLAY:  Producer shall not be obligated to produce, exhibit, distribute, broadcast or exploit the Picture or to utilize any rights granted by Artist to Producer or any materials furnished by Artist.  If Producer elects not to utilize Artist’s services or to exhibit, distribute, or broadcast the Picture, Producer shall have the right to discharge its obligations completely by paying Artist the minimum Guaranteed Compensation provided for in this Agreement and providing the indemnity and insurance set forth herein Paragraphs 17 and 24, respectively.

12.                                 MAIL:  Any mail addressed to Artist will be forwarded to Artist at the address stated on the first page of this Agreement.

13.                                 RELIEF; REMEDIES:  Artist agrees that the services to be furnished by Artist, and the rights and privileges granted to Producer under this Agreement, are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot reasonably or adequately be compensated for in damages at an action in law, and that Artist’s failure to perform Artist’s obligations under this Agreement will cause Producer irreparable injury and damage.  Artist, therefore, agrees that Producer shall be entitled, as a matter of right, to seek injunctive relief against Artist to prevent Artist from furnishing the same or similar services and/or granting similar and/or conflicting rights to others.  If Artist breaches any of Artist’s representations, warranties or agreements under this Agreement, Producer may terminate and/or suspend this Agreement, provided that Artist will have the right, on a one (1)-time-only basis during the Term of this Agreement to cure one (1) event of breach or default which is curable, inadvertent and unintentional within one (1) business day of the occurrence of such event of breach or default, it being understood and agreed that if Artist cures such event of breach or default within said time period to Producer’s complete satisfaction, in Producer’s sole discretion, Producer will not have the right to terminate this Agreement, but Producer will be entitled to exercise any of its other rights and remedies hereunder and/or at law and in equity with respect to such event of breach or default.  If this Agreement is suspended pursuant to this Paragraph 13, it will remain in full force and effect, except that Artist’s services will be postponed to a date selected by Producer and Artist will not be entitled to any compensation during any such suspension.  This Agreement may be terminated during any such suspension.  Producer’s rights and remedies under this Agreement shall be cumulative, and the exercise by Producer of one or more of the rights or remedies shall not preclude the exercise by Producer of any other right or remedy under this Agreement, at law or in equity.

14.                                 ARTIST’S DISABILITY:  Producer shall have the right to suspend and/or terminate this Agreement by giving Artist notice of suspension and/or termination if Artist suffers any mental or physical disability, any material alteration in Artist’s facial or physical appearance, or any impairment of Artist’s voice which continues for a minimum of three (3) consecutive days or seven (7) days in the aggregate during the Guaranteed Period, materially interferes with the proper performance of any or all of Artist’s obligations under this Agreement, or Artist or Producer receives or is threatened with a restraining order or injunction with respect to an actual or alleged contract or commitment of Artist.  If this Agreement is suspended under this Paragraph 14, Producer will have the rights with regard to suspension stated under Paragraph 13 above.

15.                                 FORCE MAJEURE:  If the production of the Picture is prevented, suspended, postponed or discontinued by reason of a governmental regulation or order, strike, war, civil unrest, fire, earthquake or similar act of God or by the failure or refusal of a cast member or of the director to perform, or by any other cause of a similar or dissimilar nature beyond the control of Producer (“Force Majeure”), Producer shall have the exclusive right, subject to the SAG Agreement, to suspend or terminate Artist’s employment at any time during the continuation of such condition, and further, Producer shall have the exclusive right to extend the Guaranteed Period for a period of time equal to the continuation of such Force Majeure condition.  On the condition Artist is not in material breach or material default of this Agreement, Producer agrees that Producer will not suspend Artist’s services for a Force Majeure event unless Producer has also suspended the services of all other similarly situated (as determined by Producer in its sole, good-faith discretion) performers in the Picture for the same Force Majeure event and, on the condition Producer terminates the suspension of any such similarly situated performer, Producer will terminate Artist’s suspension hereunder.  Producer will pay Artist any accrued compensation due Artist for Artist’s performer services rendered prior to or, if applicable, during the suspension.  No such suspension shall affect either party’s other rights hereunder.  Each suspension shall continue until ended by Producer by written notice to Artist.  It is hereby understood and agreed that Artist may furnish Artist’s services to a third party during any period of suspension hereunder only on the condition such suspension is due to a Force Majeure event which affects production of the Picture only; provided, however, that any such third party services will be furnished in second position and subordinate to Artist’s obligation to commence rendering services in connection with the Picture promptly following Producer’s notice to Artist of the cessation of the applicable event.  If a suspension based on a Force Majeure event continues for more than five (5) consecutive weeks (or such other period as provided in the SAG Agreement), Artist may, by written notice to Producer, terminate Artist’s services hereunder; provided, however, that if within five (5) business days after Producer’s receipt of Artist’s notice, Producer terminates the suspension by written notice to Artist and resumes payment, then Artist’s termination shall be void, Artist’s services and the running of time hereunder shall resume, and Producer shall have no further right to suspend by reason of the Force Majeure event upon which such suspension was based.  On the condition Artist is not in material breach or material default of this Agreement, Producer agrees that Producer will not terminate Artist’s services for a Force Majeure event unless Producer has also terminated the services of all other similarly situated (as determined by Producer in its sole, good-faith discretion) performers in the Picture for the same Force Majeure event.  Producer will pay Artist any accrued compensation due Artist for Artist’s performer services rendered prior to such termination.

16.                                 WARRANTIES:  Artist agrees, represents, and warrants that:  Artist has the right to enter into this Agreement and to grant the rights granted to Producer; Artist neither has nor will make any contractual or other commitments which would conflict or interfere with the rights granted Producer; Artist is a member of and will remain a member of the Screen Actors Guild; and if Artist provides any ideas, creations, literary, musical or artistic material (collectively and individually referred to as “artistic material”), the artistic material will be Artist’s own and original creation except for matters in the public domain and assigned material, and the use of the artistic material will not, to the best of Artist’s knowledge in the exercise of reasonable prudence, infringe upon or violate any rights of any kind or nature whatsoever of any person or entity.

17.                                 INDEMNITIES:  Artist agrees to indemnify and hold harmless Producer, distributor of the Picture (the “distributor”), the distributor’s parent and subsidiary companies, and the officers, directors, attorneys, agents and employees of each from and against any and all claims, damages, liabilities, costs and expenses, including, but not limited to, reasonable outside attorneys’ fees arising out of any uncured material breach of any representation, warranty or agreement made by Artist in this Agreement.  Producer will indemnify, defend, and hold Artist harmless from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs arising out of the use of any materials that Producer has supplied to Artist in the Picture, as well as the development, production, distribution, and other exploitation of the Picture.  The indemnitee shall give the indemnitor prompt written notice of any claim or lawsuit to which the indemnification agreement in this Paragraph 17 relates.  The indemnitee shall have the right to participate in the defense and/or settlement of any lawsuit and/or claim for which indemnitee is being indemnified.  If the indemnitee settles any claim, demand or action for which indemnity is provided, without the prior written consent of the indemnitor, the indemnitor shall be released from any and all liability under the indemnity.

18.                                 PUBLICITY:  Artist shall not authorize the publishing of, or furnish material relating to the Picture, or Artist’s services in connection with the Picture, without the prior written consent of Producer.  Notwithstanding the previous sentence, Artist may issue publicity which makes incidental, non-derogatory mention of Producer, Artist’s engagement hereunder, and/or Artist’s performance in connection with the Picture.

19.                                 UNION COMPLIANCE:  The SAG Agreement shall govern the terms and conditions of Artist’s services.  If there is any inconsistency between this Agreement and the SAG Agreement, the SAG Agreement shall prevail and this Agreement shall be deemed modified to the minimum extent necessary to resolve the conflict and shall continue in full force and effect.  Producer shall be entitled to the maximum rights, privileges, and benefits conferred upon or permitted to Producer under the SAG Agreement for the minimum payments required, except as otherwise specifically provided in this Agreement.

20.                                 ARBITRATION OF DISPUTES:  If any dispute or controversy arises between the parties hereto with reference to this Agreement, or the employment herein provided for, such dispute or controversy shall be settled and determined by conciliation and arbitration in accordance with the conciliation and arbitration provisions of the SAG Agreement, and such provisions are hereby referred to and by such reference incorporated herein and made a part of this Agreement with the same effect as though the same were set forth herein in detail.

21.                                 DVD:  Upon Artist’s execution of Producer’s customary “private use” letter and provided Artist is not in material breach or material default hereof, Producer shall furnish to Artist one (1) DVD copy of the Picture if and when such is ever made commercially available to the general public.

22.                                 PREMIERE:  Producer will provide Artist with two (2) invitations to a premiere, if any, of the Picture (excluding film festivals at which the Picture is exhibited unless the actress in the role of “Julie” receives an invitation to the applicable film festival) and, if any such premiere is at a location that is more than seventy-five (75) miles from Artist’s residence, then Producer will provide Artist transportation, accommodations, and a per diem which will be no less favorable to Artist than the transportation, accommodations and per diem furnished to the other performers (other than Burt Reynolds and D.L. Hughley) receiving same.

23.                                 ENFORCEABILITY OF CONTRACT:  If a court or other tribunal having jurisdiction determines any provision of this Agreement to be void or unenforceable, the provision in question shall in no way affect any other provision of this Agreement, and this Agreement shall continue in full force and effect.  Neither the expiration of this Agreement nor any termination or suspension of it shall relieve Artist of Artist’s obligations with respect to any representation, warranty or indemnification agreement made under this Agreement.  No waiver by any party to this Agreement of a breach of any obligation imposed by this Agreement or of a breach of any representation or warranty made under this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or of a different obligation, representation or warranty.  Failure on the part of any party to complain of any failure to act of the other party or to declare the other party in default, irrespective of how long the failure continues, shall not constitute a waiver by the party of its rights under this Agreement.

24.                                 INSURANCE:  Producer may secure life, health, accident, cast or other insurance covering Artist, or Artist and others, and Artist shall have no right, title or interest in or to such insurance.  As soon as possible after Artist’s execution of this Agreement, Artist shall submit to usual and customary medical examinations for Producer’s insurance purposes (including, without limitation, self-insurance) and will sign such applications and/or other documents reasonably required.  Artist may have Artist’s own physician present at any such examination at Artist’s own expense.  Producer may terminate this Agreement without any further obligation or liability of any kind to Artist (other than payment to Artist of any unpaid compensation under this Agreement which has, as of the date of such termination, accrued and been earned by Artist in accordance with the terms and conditions of this Agreement) if: (i) any such examination establishes a substantial doubt as to Artist’s physical ability to perform and/or complete Artist’s services hereunder; or (ii) if cast insurance covering

Artist cannot be obtained for normal premiums and without exclusions (other than minor and customary exclusions), provided, however, that if Artist pays the amount of the excess premiums above the customary premiums for cast insurance, Producer will not terminate Artist for failure to qualify for customary cast insurance premiums.  Producer hereby acknowledges that Producer has obtained cast insurance covering Artist during the production of the Picture, at ordinary rates and with not more than normal deductions, and without exclusions or restrictions.  From the date two (2) weeks before the scheduled start date of principal photography until completion of all services required of Artist hereunder, Artist will not ride in any aircraft, other than as a passenger on a scheduled flight of a United States or major international air carrier maintaining regularly published schedules, or engage in any extrahazardous activity without Producer’s written consent in each case.  Artist shall be covered under Producer’s policies of errors and omissions and general liability insurance (if any) for the Picture, subject to all of the terms and limitations set forth in such policies; provided, however, that Producer shall have no obligation to obtain or maintain any such policy or policies.

25.                                 CONSULTATION REGARDING APPEARANCE OF HAIR, MAKE-UP AND WARDROBE:  Producer shall consult with Artist regarding the appearance of the hair style, make-up and wardrobe for Artist in connection with the Picture, and use good faith efforts to attempt to incorporate Artist’s input with regard to such elements of Artist’s appearance within the time limits of pre-production exigencies and the parameters of the Picture budget; provided, however, in the event of any disagreement with respect to the subject matter of such consultation, Producer’s determination shall be final and controlling and no casual, inadvertent or unintentional failure by Producer to consult with Artist hereunder (by reason of shortage of time or otherwise) will be deemed to be a breach of this Agreement by Producer.  Artist acknowledges that such consultations have occurred and, notwithstanding the foregoing, Producer shall have all business controls in connection with the development, production and exploitation of the Picture.

26.                                 NOTICES:  All notices which Producer is required or may desire to serve upon Artist in connection with this Agreement may be served by delivering the notice to Artist personally in writing or orally or by sending the notice to Artist by mail, facsimile or telegraph addressed to Artist at the address specified above or at any other address which Artist has designated in writing.  Artist may serve any notice which Artist may be required or may desire to serve upon Producer by sending the notice to Producer at the address above or at any other address which Producer has designated in writing.  The date of mailing of any notice (whether sent by registered mail, with or without return receipt requested, certified mail, air mail or ordinary mail) or the date the notice is deposited for transmission by facsimile or telegraph, as the case may be, shall be deemed the date of service of the notice.

27.                                 HEADINGS:  The headings of this Agreement are merely for convenience and shall have no legal effect or significance.

28.                                 GOVERNING LAW; COMPLETE UNDERSTANDING:  This Agreement shall be construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed wholly within the State of California regardless of where performance of this Agreement may occur.  This Agreement sets forth the complete understanding between Artist and Producer with respect to the subject matter hereof, and all prior agreements, whether written or oral, have been merged in this Agreement.  This Agreement may only be modified by a written instrument which the party to be charged has signed.  Artist acknowledges that neither Producer nor any of its agents, employees or representatives has made any representations or promises which are not expressly contained in this Agreement.

ACCEPTED AND AGREED:

OUT OF THE BLUE PRODUCTIONS, LLC.

/S/GABRIELLE REECE	By:	/S/GRAY FREDERICKSON

GABRIELLE REECE

Its: